UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 460-4600

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Consolidated Edison, Inc.,	ED	New York Stock Exchange
Common Shares ($.10 par value)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2022, Consolidated Edison, Inc. (“Con Edison”) entered into a 364-Day Senior Unsecured Term Loan Credit Agreement, dated as of June 30, 2022, (the “June 2022 Credit Agreement”) among Con Edison, the lender party thereto (the “Lender”), Barclays Bank PLC as Sole Lead Arranger and Sole Bookrunner and Barclays Bank PLC, as Administrative Agent. On June 30, 2022, Con Edison borrowed $400 million under the June 2022 Credit Agreement, the proceeds of which were used for general corporate purposes. A copy of the June 2022 Credit Agreement is included as an exhibit to this report, and the description of the June 2022 Credit Agreement that follows is qualified in its entirety by reference to the June 2022 Credit Agreement.

Under the June 2022 Credit Agreement, the Lender is committed until November 30, 2022, subject to certain conditions, to provide to Con Edison one or more tranches of incremental term loans in an aggregate amount not to exceed $200 million, in addition to the $400 million borrowing on June 30, 2022. Con Edison has the option to prepay any term loans issued under the June 2022 Credit Agreement prior to maturity. Subject to certain exceptions, the commitments and any term loans issued under the June 2022 Credit Agreement are subject to mandatory termination and prepayment with the net cash proceeds of certain equity issuances or asset sales by Con Edison. Con Edison intends to use the borrowings under the June 2022 Credit Agreement for general corporate purposes.

The Lender’s obligations to make additional loans under the June 2022 Credit Agreement are subject to certain conditions, including that there be no payment or bankruptcy default. The commitments are not subject to maintenance of credit rating levels. Upon a change of control of Con Edison, or upon an event of default, the Lender may terminate its commitment and declare the loans outstanding under the June 2022 Credit Agreement immediately due and payable.

Events of default include Con Edison exceeding at any time a ratio of consolidated debt to consolidated total capital of 0.65 to 1; Con Edison or its subsidiaries having liens on its or their assets in an aggregate amount exceeding five percent of Con Edison’s consolidated total capital, subject to certain exceptions; Con Edison or its material subsidiaries failing to make one or more payments in respect of material financial obligations (in excess of an aggregate $150 million of debt or derivative obligations other than non-recourse debt); the occurrence of an event or condition which results in the acceleration of the maturity of any material debt (in excess of an aggregate $150 million of debt other than non-recourse debt) or enables the holders of such debt to accelerate the maturity thereof; and other customary events of default.

Barclays Bank PLC and its affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of its business, Barclays Bank PLC and/or its affiliates have provided and may in the future provide Con Edison and its affiliates with financial advisory and other services for which it has and in the future will receive customary fees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10	364-Day Senior Unsecured Term Loan Credit Agreement, dated as of June 30, 2022, among Con Edison, the lender party thereto, Barclays Bank PLC as Sole Lead Arranger and Sole Bookrunner and Barclays Bank PLC, as Administrative Agent.

Exhibit 104	Cover Page Interactive Data File – The cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By:	/s/ Joseph Miller
Joseph Miller
Vice President, Controller and Chief Accounting Officer

Date: June 30, 2022